Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-270028) of Hess Midstream LP, and
(2)
Registration Statement (Form S-8 No. 333-235645) pertaining to the 2017 Long-Term Incentive Plan of Hess Midstream LP;

of our report dated February 29, 2024 (except for the effects of the Company’s adoption of ASU 2023-07, Improvements to Reportable Segments Disclosures, as to which the date is August 8, 2024), with respect to the consolidated financial statements of Hess Midstream LP, included in this Annual Report (Form 10-K) of Hess Midstream LP for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Houston, Texas

February 25, 2026